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                                                                   EXHIBIT 10.39

                            ASYST TECHNOLOGIES, INC.

                      EXECUTIVE DEFERRED COMPENSATION PLAN

                        EFFECTIVE DATE: FEBRUARY 1, 2004

    (FOR THE PLAN AMENDED JANUARY 27, 2004, AND FURTHER AMENDED MAY 4, 2004)

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                                TABLE OF CONTENTS

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                                                                      PAGE
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INTRODUCTION.....................................................       1

ARTICLE 1  DEFINITIONS...........................................       1

ARTICLE 2  PLAN SPECIFICATIONS...................................       5

ARTICLE 3  WITHDRAWALS...........................................       9

ARTICLE 4  PARTICIPANTS' ACCOUNTS AND PLAN INVESTMENTS...........      11

ARTICLE 5  BENEFICIARY...........................................      13

ARTICLE 6  VESTING...............................................      13

ARTICLE 7  BENEFITS..............................................      14

ARTICLE 8  ADMINISTRATION........................................      16

ARTICLE 9  MISCELLANEOUS.........................................      19
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                                       i.
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                                  INTRODUCTION

      WHEREAS, Asyst Technologies, Inc., a Delaware corporation (the "Company") wishes to establish a deferred compensation plan as set forth herein (the "Plan") to provide deferred compensation for a select group of management or highly compensated employees of the Company and its affiliates which adopt the plan and to provide for deferred compensation for the members of the Company's Board of Directors who are not employees of the Company or its affiliates, originally effective March 1, 1998 and effective, as amended on February 1, 2004; and

      WHEREAS, the Company has the legal authority to establish the Plan pursuant to the laws of the State of Delaware; and

      WHEREAS, the Company wishes to provide that the Plan shall be called the Asyst Technologies, Inc. Executive Deferred Compensation Plan; and

      WHEREAS, the Company wishes to provide under the Plan for the payment of benefits to participants in the Plan and their beneficiary or beneficiaries under the terms of the Plan and the terms of Participants' enrollment agreements; and

      WHEREAS, the Company wishes to provide under the Plan that the Company shall pay the entire cost of benefits under the Plan from its general assets and set aside contributions by the Company to meet its obligations under the Plan; and

      WHEREAS, the Company intends that the assets of the Plan and its accompanying trust shall at all times be subject to the claims of the general creditors of the Company in the event of the financial insolvency of the Company; and

      WHEREAS, the Company intends that any rights of participants in the Plan and their beneficiaries be unsecured and unfunded for purposes of tax law and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

      NOW, THEREFORE, the Company does hereby establish the Plan as follows, pursuant to the adoption of the Plan by the Company's Board of Directors of January 20, 1998, and does also hereby agree that the assets of the Plan shall be identified, held, invested, and disposed of as follows:

                                    ARTICLE 1

                                   DEFINITIONS

      "AFFILIATE" means any firm, partnership or corporation that (i) directly or indirectly through one or more intermediaries control, is controlled by, or is under common control with the Company or (ii) is otherwise authorized by the Board to be considered an Employer for purposes of this Plan.

      "BASE SALARY" means a Participant's annual base salary paid to an Employee or director's fees paid to a member of the Board by the Employer for any Plan Year, before reduction pursuant to this Plan or any plan or agreement of the Employer whereby annual base

                                       1
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salary or director's fees are deferred, including, without limitation, a plan whereby annual base salary is deferred in accordance with Code Section 401(k) or reduced in accordance with Code Section 125. Base Salary shall not include any other form of compensation, whether taxable or non-taxable, including, but not limited to, bonuses, commissions, overtime, income realized on the exercise or sale of stock options, income from other equity awards, such as restricted stock, and any other forms or types of additional compensation paid by the Employer to a Participant.

      "BENEFICIARY" means the person or persons designated by the Participant in the Enrollment Agreement who are to receive any distributions payable upon the death of the Participant.

      "BOARD" means the Company's Board of Directors.

      "BONUS" means any cash bonus under the Management Bonus Plan paid by the Employer to a Participant and any payments under the Company's Long Term Incentive Plan, paid by the Employer to a Participant. The term "Bonus" shall not include any other form of bonus or compensation paid by the Employer as a bonus, any other form of compensation, whether taxable or non-taxable, including, but not limited to base salary, commissions, overtime and other forms of additional compensation; provided, however, that the term "Bonus" shall include any form of bonus that the Employer specifically determines is eligible for deferral under the Plan.

      "CHANGE IN CONTROL" means (i) a merger, consolidation or reorganization in which the Company is not the surviving entity, except for (a) a transaction in which the principal purpose is to change the state of the Company's incorporation, or (b) a transaction in which the Company's stockholders immediately prior to such merger or consolidation hold (by virtue of securities received in exchange for their shares in the Company) securities of the surviving entity representing more than fifty percent (50%) of the total voting power of such entity immediately after such transaction; (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company, unless the Company's stockholders immediately prior to such sale, transfer or other disposition hold (by virtue of securities received in exchange for their shares in the Company) securities of the purchaser or other transferee representing more than fifty percent (50%) of the total voting power of such entity immediately after such transaction; (iii) any reverse merger in which the Company is the surviving entity but in which the Company's stockholders immediately prior to such merger do not hold (by virtue of their shares in the Company held immediately prior to such transaction) securities of the Company representing more than fifty percent (50%) of the total voting power of the Company immediately after such transaction; or (iv) the acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or an Affiliate) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors.

      "CODE" means the Internal Revenue Code of 1986, as amended from time to time.

                                       2
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      "COMMISSION" means any payment made under the Sales Incentive Plan.

      "COMPANY" means Asyst Technologies, Inc., a Delaware Corporation, and any succeeding or continuing corporation which adopts this Plan.

      "COMPENSATION" means a Participant's Base Salary, Bonus and Commission.

      "COMPENSATION COMMITTEE" means the Compensation Committee of the Board.

      "DECLARED RATE" means during any Plan Year the rate then currently offered on money market or similar fund made available under the Plan by the Trustee or, as applicable, the custodian of a respective Participant's Account.

      "DEFERRAL AMOUNT" means the amount of Compensation that the Participant elects to defer under the Enrollment Agreement and that the Participant and the Company mutually agree shall be deferred in accordance with the Plan.

      "EFFECTIVE DATE" means February 1, 2004 for purposes of the plan, as amended on January 27, 2004. . The Effective Date of the plan as originally adopted was March 1, 1998.

      "ELIGIBLE PERSON" means either (a) a member of the Board who is not an Employee of the Company or its Affiliates, or (b) a key Employee of the Company or Affiliate which has adopted the Plan who is a member of a select group of management or highly compensated employees of the Company or Affiliate and who has been chosen by the Plan Administrator, in the Plan Administrator's sole discretion, to be eligible to participate in the Plan. For purposes of the Plan, the phrase "select group of management or highly compensated employees" shall include those individuals employed as executives, all as determined by the Plan Administrator.

      "EMPLOYEE" means any person employed by the Employer on a regular full-time salaried basis or who is an officer of such Employer.

      "EMPLOYER" means the Company, and any Affiliate of the Company that adopts this Plan.

      "ENROLLMENT AGREEMENT" Error means the agreement or agreements entered into by a Participant which specifies the Participant's Deferral Amount, the Participant's In-Service Distribution Account allocation, a Participant's deemed investment allocation, a Participant's Beneficiary, and a Participant's election of form of distribution of benefits from the Plan.

      "401(k) MATCH SUBACCOUNT" means the individual account maintained for a Participant by the Plan Administrator in accordance with the terms of the Plan and the Trust Agreement for purposes of making a distribution of sums contributed to the Plan to augment matching contributions on behalf of the Participant under the 401(k) Plan.

      "401(k) PLAN" means the Asyst Technologies, Inc. 401(k) Plan, a tax qualified retirement plan established by the Company containing a cash or deferred arrangement intended to satisfy the requirements of section 401(k) of the Code.

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      "HARDSHIP" means an unforeseeable financial emergency which the
Participant cannot meet through loans, insurance or liquidation of the Participant's assets (to the extent such liquidation would not itself cause a financial hardship), or cessation of deferrals under the Participant's Enrollment Agreement. An unforeseeable financial emergency is a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent of the Participant (as defined in section 152(a) of the Code), loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Examples of what are not considered to be unforeseeable financial emergencies include the need to send a child of the Participant to college or the desire to purchase a home.

      "IN-SERVICE DISTRIBUTION SUBACCOUNT" means the individual account(s) maintained for a Participant by the Plan Administrator in accordance with the terms of the Plan and the Trust Agreement for purposes of each such subaccount making a distribution of benefits prior to a Participant's Termination of Service.

      "NORMAL DISTRIBUTION SUBACCOUNT" means the individual account maintained for a Participant by the Plan Administrator in accordance with the terms of the Plan and the Trust Agreement for purposes of making a distribution of a benefit following a Participant's Termination of Service.

      "PARTICIPANT" means any Eligible Person who has elected to participate in the Plan who completes, executes and returns an Enrollment Agreement. An Eligible Person who becomes a Participant shall remain a Participant until the time that the Participant has received all of the benefits to which he or she is entitled under the terms of the Plan.

      "PARTICIPANT'S ACCOUNT" means the individual account(s) maintained for a Participant by the Plan Administrator in accordance with the terms of the Plan and the Trust Agreement which shall consist of his or her Normal Distribution Subaccount, In-Service Distribution Subaccount, and 401(k) Match Subaccount, as applicable. Accounts are a bookkeeping record of all amounts deposited in the Trust on behalf of Participants, and any earnings allocated to such accounts as provided in the Plan, for purposes of determining a Participant's interest in the Trust.

      "PLAN" means the Asyst Technologies, Inc. Executive Deferred Compensation Plan, as amended from time-to-time.

      "PLAN ADMINISTRATOR" means the committee selected to control and manage the operation and administration of the Plan.

      "PLAN COMMITTEE" means the Plan Administrator.

      "PLAN YEAR" means the calendar year beginning on January 1 and ending on December 31. The initial Plan Year shall commence March 1, 1998 and end on December 31, 1998.

      "QUALIFYING DISTRIBUTION EVENT" means the occurrence of an event that would allow the Participant to withdraw benefits from the Participant's Account in accordance with Article III of this Plan.

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      "RETIREMENT" means the earlier of the date a Participant has a Termination of Service for reasons other than death, provided that he or she is (i) age sixty(60), or (ii) age fifty-five (55) or older with at least five (5) Years of Service as of that date.

      "TERMINATION OF SERVICE" means severance of the Participant's service relationship with the Employer and any other Affiliate. For purposes of this definition, service relationship includes all service as a non-employee director, Employee or consultant to the Employer or to any other Affiliate, including any period during which the individual is on an approved leave of absence, whether paid or unpaid.

      "TOP HAT PLAN" means a non-qualified deferred compensation plan for a select group of management or highly compensated employees within the meaning of section 401(a)(1) of ERISA.

      "TOTAL DISABILITY" means any Termination of Service during the life of a Participant and prior to Retirement by reason of a Participant's total and permanent disability, as determined by the Plan Administrator in its sole and absolute discretion. A Participant who applies and qualifies for disability benefits under any long-term disability plan or policy provided by the Company or an Affiliate ("LTD Plan") shall qualify for Total Disability under this Plan. A Participant who fails to qualify for disability benefits under a LTD Plan (whether or not the Participant makes application for disability benefits thereunder) shall not be deemed to have a Total Disability under this Plan, unless the Plan Administrator otherwise determines, based upon the opinion of a qualified physician or medical clinic selected by the Plan Administrator, that a condition of total and permanent disability exists.

      "TRUST" means the legal entity created by the Trust Agreement.

      "TRUST AGREEMENT" means that trust agreement entered into between the Company and the Trustee to hold the assets of the Plan.

      "TRUSTEE" means the original Trustee named in the Trust Agreement and any duly appointed and acting successor Trustee(s) which shall be appointed by the Company and may consist of one or more persons.

      "YEAR OF SERVICE" means a period of twelve consecutive calendar months during which an Eligible Person has not incurred a Termination of Service.

                                    ARTICLE 2

                               PLAN SPECIFICATIONS

      2.1 BASE SALARY DEFERRALS. Each Eligible Person who is notified of his or her eligibility to participate in the Plan prior to the Effective Date may begin to defer Base Salary under the Plan on the Effective Date; provided, however, that such Eligible Person completes and signs an Enrollment Agreement and returns this agreement to the designated representative of the Employer prior to the Effective Date or such earlier date established by the Company and announced to the Eligible Person.

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      After the Effective Date, each Eligible Person may begin to defer Base
Salary under the Plan ninety (90) days after the date the Eligible Person completes and signs an Enrollment Agreement and returns such agreement to the designated representative of the Employer. In the case of a member of the Board who is an Eligible Person, the Board member may begin to defer Base Salary starting with the first fiscal quarter of the Company beginning ninety (90) days after the date the Board member completes and signs an Enrollment Agreement and returns such agreement to the designated representative of the Employer.

      2.2   OTHER DEFERRALS.

            (a) BONUS. Each Eligible Person who has been notified of his or her eligibility to participate in the Plan may elect to defer his or her Bonus which such Eligible Person earned after his or her commencement of participation in the Plan, provided that the Eligible Person is an active employee at the time the Bonus is paid. An Eligible Person's election to defer a Bonus shall be made by completing and signing an Enrollment Agreement and returning this agreement to the designated representative of the Employer prior to the time established by the Company and announced to the Eligible Person, and in any event prior to the end of the period for which the Bonus is being determined and prior to the time that the amount of any such Bonus to be paid by the Employer becomes substantially certain, becomes payable by the Employer, or is in fact paid by the Employer.

            (b) COMMISSION. Each Eligible Person who has been notified of his or her eligibility to participate in the Plan may elect to defer his or her Commission which such Eligible Person earns after his or her commencement of participation in the Plan, provided that the Eligible Person is an active employee at the time the Commission is paid. An Eligible Person's election to defer a Commission shall be made by completing and signing an Enrollment Agreement and returning this agreement to the designated representative of the Employer at least ninety (90) days prior to the earliest of the date the Commission (i) is earned, (ii) becomes payable by the Employer, or (iii) is, in fact, paid by the Employer.

      2.3 An Eligible Person electing to participate in the Plan shall elect a Plan Year Deferral Amount of at least (i) $5,000, or (ii) a percentage of his or her Compensation which would result in a Deferral Amount of at least $5,000 for the Plan Year assuming that the Participant continues to be compensated at the same or greater level for the entire Plan Year. The maximum amount of an Eligible Person's Base Salary that may be deferred shall be 75%. The maximum amount of an Eligible Person's Commission and Bonus that may be deferred shall be 100 percent. The amount of Base Salary to be deferred shall be stated as a specified dollar amount or whole number percentage. The amount of Bonus or Commission to be deferred shall be stated as either (i) a whole number percentage of such Bonus or Commission, or (ii) a whole number percentage of such Bonus or Commission above a specified dollar amount.

      2.4 All Deferral Amounts shall be deducted from the Participant's Compensation without reduction for any taxes or withholding (except to the extent required by law) and credited by the Employer to the Participant's Account as soon as administratively reasonable following the date on which the amount of each Participant's deferral is known and the Compensation would otherwise be paid by the Employer.

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      If the remaining Compensation of a Participant, after subtracting his or her Deferral Amount, is less than the income and employment taxes which the Employer is required under Federal and state laws to withhold and remit from the Participant's wages, the Participant shall forward payment of the necessary withholding amounts to the Employer no later than the date the Participant's Account is credited with his or her Deferral Amount attributable to that pay period. A Participant's failure to timely forward such payment in full shall result in the reduction of his or her subsequent Compensation payments by the amounts necessary to pay to the Employer or to reimburse the Employer for the withholding funds due, thereby reducing the total Deferral Amount available for the remainder of the Plan Year.

      2.5 A Participant's Enrollment Agreement Deferral Amount election once made shall be irrevocable and shall remain in effect until modified, suspended, or terminated as herein permitted. The Participant may change his or her Deferral Amount, including the cessation of any deferrals of Compensation or the allocation of future deferrals between his or her Normal and In-Service Distribution Subaccounts, by completing and signing a new Enrollment Agreement and submitting this agreement to the designated representative of the Employer Such election shall become effective after the time period specified in Section
2.1 with respect to Base Salary and after the time period specified in Section
2.2 with respect to Bonus and Commission. A subsequent Enrollment Agreement shall not apply to any deferrals which represent payments for services performed within the time periods specified in Section 2.1 with respect to Base Salary and within the time period specified in Section 2.2 with respect to Bonus and Commission, but otherwise shall apply to all future deferrals covered by the Deferral Amount indicated on the Enrollment Agreement. In addition, if the Participant elects for the entire Deferral Amount to be deferred into an In-Service Distribution Subaccount, such Deferral Amount election on the Enrollment Agreement shall terminate at the end of the Plan Year preceding the latest Plan Year that the Participant has selected for an In-Service Distribution under Section 3.5(a). Notwithstanding the foregoing, the Plan Administrator shall require a Participant to waive the remainder of the Deferral Amount for the Plan Year in which he or she receives a Hardship Distribution.

      2.6 The Plan Administrator has the power to establish rules and from time to time to modify or change such rules governing the manner and method by which deferrals of a Participant's or group of Participants' Compensation may be
(i) changed, suspended (including, but not limited to, in the event of a Hardship Withdrawal or other unscheduled withdrawal) or terminated (in the event of Total Disability), and (ii) limited by the imposition of a minimum or maximum amount of deferral of Compensation.

      2.7 MATCHING CONTRIBUTIONS. For each Plan Year, the Company, in its discretion, may deposit additional amounts on behalf of a Participant to his or her 401(k) Match Subaccount equal to the matching contribution the Employer otherwise would have made on the Participant's behalf to the 401(k) Plan but for:

            (a) The reduction of the Participant's eligible compensation under the 401(k) Plan as a result of his or her participation in this Plan and under Code Section 401(a)(17);

            (b)   The Code Section 402(g) limit on annual deferrals;

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            (c)   The maximum elective contributions under the terms of the
401(k) Plan; and

            (d) The salary deferral and matching contributions reduced, returned to or forfeited for the Participant, as required by Code Sections 401(k) and 401(m).

These Company matching contributions shall only be made on behalf of Participants who have made the maximum salary deferrals permitted under the 401(k) Plan for the Plan Year. Participants who in any Plan Year are not entitled to receive a Company contribution under the 401(k) Plan will not be entitled to receive Company contributions under this Section 2.7 for such Plan Year. The Company shall make such contributions regardless of whether such Participant has a Deferral Amount for the Plan Year in which the Company matching contribution is made. The Company's contributions shall be credited to a Participant's 401(k) Match Subaccount no later than the end of the Plan Year following the time the matching contributions would have been credited under the 401(k) Plan.

      2.8 The Company may deposit additional amounts to Participant's Accounts in the sole discretion of the Company on behalf of a Participant or group of Participants as determined by the Company in its sole discretion.

      2.9 If permitted by the Plan Administrator, at its sole discretion, a Participant may irrevocably elect, on a form approved by the Plan Administrator, to defer all or a portion of his or her Deferral Amount for a Plan Year into an In-Service Distribution Subaccount and receive distributions from such In-Service Distribution Subaccount prior to Termination of Service ("In-Service Distribution") subject to the following restrictions:

            (a) The maximum number of In-Service Distribution Subaccounts a Participant may have at any one time is three (3).

            (b) In the event a Participant made an election to place all or a portion of his or her Deferral Amount into an In-Service Distribution Subaccount for a Plan Year, the portion of the Participant's Deferral Amount that shall be allocated to his or her In-Service Distribution Subaccount for each succeeding Plan Year shall be the same as in the preceding Plan Year unless the Participant timely changes such election as set forth in Section 2.5. In the event that the number of such Subaccounts increases or decreases in a succeeding Plan Year (but is at least two), the portion of the Participant's Deferral Amount that shall be allocated to each of his or her In-Service Distribution Subaccounts shall be adjusted proportionately assuming the same Deferral Amount as previously elected unless the Participant timely changes such election as set forth in Section 2.5.

            (c) An irrevocable election to receive an In-Service Distribution from an In-Service Distribution Account must be made prior to or simultaneous with the Participant's filing of his or her Enrollment Agreement under which that In-Service Distribution Subaccount is first elected and established with the designated representative of the Company, and reflects both the date that the distribution shall commence and the form of distribution. The date of distribution must be reflected as either a calendar date or as the date when a member of the Participant's immediate family begins school. Whether a school qualifies under this Section shall be determined by the Plan Administrator; however, a private primary school, college and post-graduate school shall qualify. No deferrals may be made into that Participant's In-Service Distribution Subaccount during any Plan Year in which the Participant is receiving an In-Service Distribution from such Subaccount. Following the complete distribution of an In-Service Distribution Subaccount, a Participant may make new deferrals into a new In-Service Distribution Subaccount.

      2.10 All deposits to the Trust made under the Plan on behalf of a Participant shall be reflected by a credit of the same amount to the Participant's Account.

                                    ARTICLE 3

                                   WITHDRAWALS

      3.1 WITHDRAWALS FOLLOWING RETIREMENT. A Participant shall automatically commence to receive a distribution of the vested portion of such Participant's Account, in the Form set forth in Article 7, as soon as administratively reasonable following his or her Retirement. Notwithstanding the foregoing, a Participant may make an election on his or her initial Enrollment Agreement to commence withdrawals of his or her Participant's Account due to Retirement as soon as administratively reasonable on or following (i) the January immediately after Retirement, or (ii) any other January after Retirement which can be no later than the earlier of (a) the January of the year the Participant attains age seventy (70), or (b) the tenth January after Retirement.

      A Participant's Enrollment Agreement timing of withdrawal election shall remain in effect until modified as herein permitted. The Participant may change his or her timing of withdrawal election relating to withdrawals due to Retirement by completing and signing a new Enrollment Agreement and submitting this agreement to the designated representative of the Company; provided, however, that he or she does so at least twelve (12) full calendar months prior to Retirement. Withdrawal election changes submitted less than twelve (12) full calendar months prior to Retirement shall be null and void.

      3.2 WITHDRAWALS FOLLOWING TERMINATION OF SERVICE. A Participant shall automatically commence to receive a distribution of the vested portion of such Participant's Account as soon as administratively reasonable following his or her Termination of Service. Notwithstanding the foregoing, a Participant may make a one-time irrevocable election on his or her initial Enrollment Agreement to commence withdrawals of his or her Participant's Account due to Termination of Service as soon as administratively reasonable on or following the January after Termination of Service.

      3.3 WITHDRAWALS UPON TOTAL DISABILITY. In the event of a Participant's Termination of Service due to his or her Total Disability, the Participant shall automatically commence to receive a distribution of the vested portion of such Participant's Account at the time he or she reaches Retirement.

      3.4 WITHDRAWALS UPON DEATH. In the event of a Participant's death, his or her Beneficiary shall automatically commence to receive a distribution of the vested portion of such

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Participant's Account, as soon as administratively reasonable following the
Participant's death. A Participant's election to postpone the commencement of Retirement distributions after Retirement under Section 3.1(ii) shall become null and void at the date of the Participant's death.

      3.5 OTHER WITHDRAWALS. Regardless of whether the Participant has a Termination of Service, he or she may elect to commence to receive a distribution of all or part of his or her Participant's Account in accordance with (a), (b), or (c) below:

            (a) A Participant who has made an irrevocable election to receive a distribution of the Participant's In-Service Distribution Subaccount in accordance with Section 2.9 shall receive such distribution at the time elected by the Participant when the In-Service Distribution Subaccount was established, provided that the date elected is no earlier than the end of five (5) Plan Years commencing with the Plan Year in-service deferrals are made on the Participant's behalf. Notwithstanding the foregoing:

                  (i) If a Participant dies after Retirement but prior to payment of all of such Participant's In-Service Distribution Subaccount, the Participant's In-Service Distribution Subaccount shall be paid out immediately in a lump sum;

                  (ii) If a Participant has a Termination of Service prior to the In-Service Distribution commencement date elected by the Participant, the Participant's election to receive an In-Service Distribution will be disregarded and the Participant's In-Service Distribution Subaccount shall be combined with his or her Normal Distribution Account and paid out as provided in this Article 3 and through 7.

            (b) A Participant may request a Hardship withdrawal from the Plan, which request may be approved or denied by the Plan Administrator in its sole discretion. Such withdrawal shall be taken pro rata from each of the Subaccounts established for the Participant as part of his or her Participant's Account. The amount distributed to the Participant for such an unforeseeable financial emergency shall not exceed the lesser of (i) the amount needed to satisfy the unforeseeable financial emergency (after deducting any and all taxes as may be required to be withheld), or (ii) the value of the Participant's Account.

            (c) A Participant may elect to receive a single, lump sum withdrawal of the Participant's Account under the Plan at any time not otherwise expressly authorized by the Plan upon prior written notice to the Plan Administrator; provided, however, that ten percent (10%) (or six percent (6%) in the event the withdrawal is within two (2) years after a Change of Control) of the amount of the withdrawal requested shall be permanently forfeited to the Company and the Participant shall have no further right to that amount. A Participant who receives such a withdrawal shall cease Plan deferrals until the later of (i) six (6) months from the date the distribution is made, or (ii) the first day of the immediately following Plan Year. Such withdrawal shall be taken pro rata from each of the Subaccounts established for the Participant as part of his or her Participant's Account.

                                    ARTICLE 4

                   PARTICIPANTS' ACCOUNTS AND PLAN INVESTMENTS

      4.1 The amount by which Compensation is reduced pursuant to Article 2 shall be credited by the Company to the Participant's Normal Distribution Subaccount or In-Service Distribution Subaccount, as the case may be, no later than the first day of the month following the month in which such Compensation would otherwise have been paid.

      4.2 All contributions will be deemed to be invested in one or more investment alternatives determined by the Plan Administrator in the Plan Administrator's sole discretion. Each Participant shall have the authority to direct the investment of all amounts credited to his or her Participant's Account among the investment alternatives selected by the Plan Administrator, except in the event of the Company's financial insolvency as determined under the standards set forth in the Trust Agreement or in the event the Plan Administrator chooses, for whatever reason, not to follow such direction. In the event the Plan Administrator chooses not to follow such direction, the Participant's Account will be credited with a fixed rate of interest determined in the Plan Administrator's sole discretion. The Plan Administrator may change, discontinue, or add to the investment alternatives made available under the Plan at any time as determined by the Plan Administrator in the Plan Administrator's sole discretion; provided, however, that prior notice is provided to all Participants.

      4.3 A Participant's Enrollment Agreement investment election shall remain in effect until modified as herein permitted. The Participant may change his or her investment election as of the first day of a calendar quarter by completing and signing a new Enrollment Agreement and submitting this agreement to the designated representative of the Employer; provided, however, that he or she does so prior to the beginning of the calendar quarter (or such earlier date established by the Company and announced to the Participant) in which the investment change is intended to commence. Investment election changes which are submitted prior to a calendar quarter but after the deadline communicated by the Company for that calendar quarter shall take effect on the first day of the second calendar quarter following the quarter in which the change is submitted. Any such changes made by a Participant will apply to the allocation of the Participant's existing account balances and new deferrals under the Plan. Participants may allocate their Participant's Account among the investment options available under the Plan only in whole percentages.

      4.4 A Participant's Account shall be valued as of the last day of each calendar quarter, and such additional dates as shall be determined by the Plan Administrator, and the increment of the deemed earnings or losses on investments selected under Section 4.2 shall be allocated to such account. The value of the Participant's account shall be the value as of the most recent valuation date, increased by any subsequent Deferral Amounts and contributions to his or her 401(k) Match Account and decreased by any subsequent distributions.

      4.5 Any distribution made from a Participant's Account in an amount which is less than the entire balance of such account shall be made pro rata from each of the investment alternatives to which such account is then allocated, unless another manner of distribution is approved by the Plan Administrator in its discretion.

      4.6 Notwithstanding anything in this Article 4 to the contrary, the unpaid portion of a Participant's Account shall be credited monthly with a fixed rate of return compounded annually, as follows:

            (a)   Declared Rate applicable during that Plan Year:

                  (1) A Participant who terminates service prior to Retirement who does not receive his or her entire vested Participant's Account as soon as practicable after Termination of Service.

                  (2) A Beneficiary of a Participant who dies prior to his or her Retirement and who does not receive his or her share of the Participant's Account as soon as practicable after death; and

                  (3) A Participant who has not made an investment election in the Enrollment Agreement, until such date an investment election takes effect in accordance with Section 4.3.

            (b)   Declared Rate applicable during that Plan Year:

                  (1) A Participant who terminates service due to Retirement who elects to receive his or her vested Participant's Account in installment payments using the amortized method;

                  (2) A Participant who is required by the Plan Administrator to delay receipt of his or her Retirement benefits under Section 7.6 following the Participant's Termination of Service date; and

                  (3) A Beneficiary of a Participant who dies on or after Retirement and who does not receive his or her share of the Participant's Account as soon as practicable after death.

      4.7 The Participant's Account of a Participant who receives (i) a single, lump sum distribution due to Retirement, or (ii) an immediate single, lump sum distribution due to Termination of Service or death shall be valued as of the last day of the calendar quarter preceding the quarter in which the distribution is made. The Participant's Account of a Participant who receives installment payments due to Retirement calculated under (i) the fractional method shall be valued as of the last business day of the month preceding the date of the first installment payment for the initial Plan Year's payments, and as of December 15 of the immediately preceding Plan Year for the succeeding annual payments, and (ii) under the amortized method as of December 15 of the Plan Year immediately preceding the Plan Year of payment. The Declared Rate shall commence to be credited on the first day of the month following the Participant's Termination of Service, Retirement, or death, as applicable, to the date the payment is made, pro-rated for distributions made in the middle of a month.

                                    ARTICLE 5

                                   BENEFICIARY

      5.1 The Participant's Enrollment Agreement shall designate the Beneficiary who is to receive a distribution of the vested value of a Participant's Account in the event of such Participant's death. Any such designation, change or cancellation shall not be effective until received in writing by the Plan Administrator, or its designee. If the Participant has not properly designated a Beneficiary, or if for any reason such designation shall not be legally effective, or if said designated Beneficiary shall predecease the Participant, then the Participant's estate shall be treated as the Beneficiary. A Participant may change his or her Beneficiary designation at any time by amending the Participant's Enrollment Agreement.

                                    ARTICLE 6

                                     VESTING

      6.1 The value of a Participants' deferrals into his or her Normal Distribution and In-Service Distribution Subaccounts shall be fully vested at all times.

      6.2 The value of a Participant's 401(k) Match Subaccount shall be vested at the same rate and at the same time as vesting of matching contributions occurs under the 401(k) Plan. Unvested amounts in a Participant's Account shall be forfeited and returned to the Company at the time and upon the Participant's Termination of Service.

      6.3 Notwithstanding the foregoing, all amounts credited to Participant's Accounts shall remain available to satisfy the claims of the Company's creditors in the event of the Company's financial insolvency as defined in the Trust Agreement.

      6.4 Except as provided in Section 6.2, any amounts credited by the Employer into the Participant's Account (the "Employer Credited Amount") shall vest over five years with 20% of each Employer Credited Amount vesting annually upon the anniversary of the date the Employer Credited Amount was credited by the Employer into the Participant's Account. For example, if the Employer credits $1,000 to a Participant's Account on January 1, 2004, $200, which is 20% of the $1,000 credited, would vest each year on January 1, beginning with January 1, 2005. To the extent that the Participant terminated employment prior to an annual vesting date, there would not be any vesting for such annual period. For example, if a Participant terminated employment on July 1, 2005, only the $200 that had vested on January 1, 2005 would be distributed to the Participant, the remaining $800,of the original $1,000, credited to the Participant's Account on January 1, 2004 would be forfeited and revert back to the Employer. Notwithstanding the foregoing, except as provided in Section 6.2, a Participant shall be fully vested in any Employer Credited Amount in the Participant's Account upon occurrence of the Participant's Retirement, death, Total Disability or the Participant reaching 60 years of age while still in the employ of the Participant's Employer.

                                    ARTICLE 7

                                    BENEFITS

      7.1 Distributions may be made under one or more of the following payment options:

            (a) a single, lump sum distribution as soon as practicable following the date of the Qualifying Distribution Event;

            (b) a single, lump sum distribution as soon as practicable after the first business day of the calendar year following the date of the Qualifying Distribution Event; or

            (c) Approximately equal installment payments in such amount and frequency (not to exceed five (5) years) as determined by the Participant, with the approval of the Plan Administrator, prior to the time such payments begin. Payments will begin as soon as practicable after the first business day of the calendar year following the date of the Qualifying Distribution Event;

The Participant shall elect the desired form of payment of benefits on an election form prescribed by the Plan Administrator for designation of the form of payment of benefits under the Plan.

In the event no election is made, the Participant shall receive his or her distribution in a single, lump sum payment or up to three (3) equal annual installments, at the Plan Administrator's discretion.

      7.2 A Participant's Enrollment Agreement form of distribution election shall remain in effect until modified as herein permitted. A Participant's initial election of the form in which benefits (other than those due to Hardship and distributions under Section 3.5(c)) provided under the Plan may be paid shall be made as part of the first Enrollment Agreement that the Participant files with the Plan Administrator. Any change to such initial Enrollment Agreement as to the form of benefit payments shall apply only in the event of Retirement and must be made and submitted to the Plan Administrator at least twelve (12) full calendar months prior to Retirement. Distribution election changes submitted less than twelve (12) full calendar months prior to Retirement shall be null and void. A Participant may not change his or her initial election of the form of benefit to be paid as a result of his or her Termination of Service or as relates to in-service withdrawals under Section 3.5(a).

      7.3   The form of payment of a Hardship Withdrawal or withdrawal under
Section 3.5(c) shall be determined by the Plan Administrator in the Plan Administrator's sole discretion.

      7.4 Any distribution of benefits under the Plan to a Participant made on account of the Participant's Total Disability shall be paid in the form of payment previously elected by such Participant in the Enrollment Agreement for Retirement benefits.

      7.5   Death benefits shall be paid as follows:

            (a) Death prior to Retirement eligibility. Any death benefits shall be paid as elected by such Participant in accordance with the Participant's Enrollment Agreement survivor death benefit election filed in accordance with the requirements of the Plan in
(i) a single, lump sum payment, or (ii) installment payments in such amount and frequency (not to exceed ten (10) years) as determined with the approval of the Plan Administrator prior to the time such payments begin if the vested value of the Participant's Account is greater than or equal to $25,000 and the Beneficiary is the Participant's spouse on the date of the Participant's death.

            (b) Death on or after Retirement eligibility. Subject to Section 3.4, any death benefits shall be paid in accordance with the Participant's Enrollment Agreement Retirement benefit election.

            (c) Notwithstanding the foregoing, if the vested value of the Participant's Account is less than $25,000 or the Beneficiary is not the Participant's spouse on the date of the Participant's death, death benefits shall be paid in a single, lump sum payment.

            (d) A Beneficiary who is the Participant's spouse and who is scheduled to receive installment payments may instead elect to accelerate all or any portion of his or her vested share of the Participant's Account into a single, lump sum distribution; provided, however, that ten percent (10%) of the Beneficiary's share of the Participant's Account shall be permanently forfeited to the Company and no Beneficiary shall have a further right to that amount.

            (e) In the event the Participant has not made an election as to the form of distribution, the Beneficiary shall receive his or her share of the Participant's Account in a single, lump sum payment.

            (f) Notwithstanding the foregoing, the Plan Administrator shall retain the sole discretion to delay distributions to the Beneficiary who otherwise would receive a single, lump sum payment, over a three (3) year period commencing on the date the lump sum distribution otherwise would have been made.

      7.6 Notwithstanding the foregoing, the Plan Administrator shall retain the sole discretion to delay the distribution to the Participant who otherwise would receive a single, lump sum payment, over a three (3) year period commencing on the date the lump sum distribution otherwise would have been made.

      7.7 The Plan Administrator shall have the authority to withhold from a distribution to a Participant or Beneficiary or from a Participant's Account any amount needed to satisfy the Employer's income or employment withholding tax obligations with respect to such distribution of a Participant's Account and may also arrange with the Participant to allow the Participant to make payment to the Employer to satisfy such obligations. Each Participant and Beneficiary, however, shall be responsible for the payment of all individual tax liabilities relating to any such benefits.

                                    ARTICLE 8

                                 ADMINISTRATION

      8.1 The Plan Administrator shall be a committee of one or more individuals which has the authority to control and manage the operation and administration of the Plan. Administrative concerns of the Plan include, but are not limited to, the enrollment of Eligible Persons as Participants, the maintenance of all records, the direction of the Trustee to distribute benefits to Participants and their Beneficiaries, and the establishment of rules and procedures for the operation of the Plan Committee. A member of the Plan Committee must be an Employee or member of the Board. Members of the Plan Committee shall be eligible to participate in the Plan while serving as members of the Plan Committee, but a member of the Plan Committee shall not vote or act upon any matter which relates solely to such member's interest in the Plan as a Participant. A member of the Plan Committee shall continue to serve until such member (i) resigns, (ii) is removed or (iii) terminates employment with the Employer and no longer serves on the Board for any reason. The approval of at least two-thirds of the members of the Plan Committee shall be required to remove a member of the Plan Committee. A majority of the remaining members of the Plan Committee may fill one or more vacancies on the Plan Committee. The Plan Committee may allocate and delegate some or all of its responsibilities described in this Article 8. The Plan Committee's authority under this Section
8.1 shall at times be subject to the ability of either the Board or the Compensation Committee of the Board to remove any or all of the members of the Plan Committee for any reason, change the number of members of the Plan Committee, fill vacancies on such committee, and establish rules and procedures for such committee.

      8.2   CLAIMS, INQUIRIES AND APPEALS:

            (a) APPLICATIONS FOR BENEFITS AND INQUIRIES. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing by an applicant (or his or her authorized representative). The Plan Administrator is:

                            Asyst Technologies, Inc.
                            48761 Kato Road
                            Fremont, CA 94538

            (b) DENIAL OF CLAIMS. In the event that any application for benefits is denied in whole or in part, the Plan Administrator must provide the applicant with written or electronic notice of the denial of the application, and of the applicant's right to review the denial. Any electronic notice will comply with the regulations of the U.S. Department of Labor. The written notice of denial will be set forth in a manner designed to be understood by the applicant and will include the following:

                  (1)   the specific reason or reasons for the denial;

                  (2) references to the specific Plan provisions upon which the denial is based;

                  (3) a description of any additional information or material that the Plan Administrator needs to complete the review and an explanation of why such information or material is necessary; and

                  (4) an explanation of the Plan's review procedures and the time limits applicable to such procedures, including a statement of the applicant's right to proceed to arbitration pursuant to Section 9.14 following a denial on review of the claim, as described in Section 8.2(d) below.

      This notice of denial will be given to the applicant within ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional ninety (90) days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial ninety (90) day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application.

            (c) REQUEST FOR A REVIEW. Any person (or that person's authorized representative) for whom an application for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within sixty (60) days after the application is denied. A request for a review shall be in writing and shall be addressed to:

                            Asyst Technologies, Inc.
                            48761 Kato Road
                            Fremont, CA 94538

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The applicant (or his or her representative) shall have the opportunity to submit (or the Plan Administrator may require the applicant to submit) written comments, documents, records, and other information relating to his or her claim. The applicant (or his or her representative) shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim. The review shall take into account all comments, documents, records and other information submitted by the applicant (or his or her representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

            (d) DECISION ON REVIEW. The Plan Administrator will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial sixty (60) day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the review. The Plan Administrator will give prompt, written or electronic notice of its decision to the applicant. Any electronic notice will comply with the regulations of the U.S. Department of Labor. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will set forth, in a manner calculated to be understood by the applicant, the following:

                  (1)   the specific reason or reasons for the denial;

                  (2) references to the specific Plan provisions upon which the denial is based;

                  (3) a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim; and

                  (4) a statement of the applicant's right to proceed to arbitration pursuant to Section 9.14.

            (e) RULES AND PROCEDURES. The Plan Administrator will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the applicant's own expense.

            (f) EXHAUSTION OF REMEDIES. No legal action for benefits under the Plan may be brought until the applicant (i) has submitted a written application for benefits in accordance with the procedures described by Section 8.2(a) above, (ii) has been notified by the Plan Administrator that the application is denied, (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 8.2(c) above, and (iv) has been notified that the Plan Administrator has denied the appeal. Notwithstanding the foregoing, if the Plan Administrator does not respond to an applicant's claim or appeal within the relevant time limits specified in this
Section 8.2, the applicant may proceed to arbitration pursuant to Section 9.14.

      8.3 The Plan Administrator shall be vested with sole discretionary authority (i) to construe and interpret the Plan, its Trust, and a Participant's Enrollment Agreement (collectively referred to as "Documents"), their terms, and any rules and regulations promulgated thereunder, including but not limited to resolving ambiguities, inconsistencies and omissions, (ii) to construe and interpret the Federal and state laws and regulations that relate to the Documents, (iii) to decide all factual questions arising in connection with the Documents, and (iv) to decide all other questions arising in connection with the Documents, including but not limited to determinations of eligibility, entitlement to benefits, and vesting. All findings of the Plan Administrator shall be final and shall be binding and conclusive upon all persons having any interest in the Plan and Trust.

      8.4 Except to the extent provided in the Trust Agreement, all costs and expenses related to the operation and administration of the Plan shall be paid by the Company.

                                    ARTICLE 9

                                  MISCELLANEOUS

      9.1 AMENDMENT OF PLAN. The Company reserves the right to amend any provisions of the Plan at any time upon an action by at least two-thirds of the Plan Committee to the extent that it may deem advisable without the consent of the Participant or any Beneficiary; provided, however, that no such amendment shall impair the rights of any Participant or Beneficiary with respect to either any Compensation deferred or contributions made or authorized before such amendment or any earnings on such deferred amounts credited to a Participant's Account before such amendment.

      9.2 TERMINATION OF PLAN. The Company (or each Affiliate adopting the Plan with respect to that Affiliate's Employees) reserves the right to terminate the Plan (or terminate the Plan with respect to that Affiliate's Employees) at any time upon an action by the Board, the Compensation Committee, or the approval of at least two-thirds of the Plan Committee. Upon termination of the Plan, all deferrals of Compensation shall terminate immediately, the Participant's full Compensation on a non-deferred basis will be thereupon restored, and no future contributions by any Employer will be credited to the Plan. Distribution of any benefits to a Participant shall generally commence only upon the occurrence of an event for which a withdrawal is permitted or required by the Plan and such Participant's Enrollment Agreement; provided, however, that the Plan Administrator shall retain the sole discretion to make payment to a Participant in the form of a single, lump sum distribution at any time following the termination of the Plan.

      9.3 The Plan Administrator may at any time make rules as it determines necessary regarding the administration of the Plan that are not inconsistent with the Plan.

      9.4 The Plan Administrator may, from time to time, hire outside consultants, accountants, actuaries, legal counsel, or recordkeepers to perform such tasks as the Plan Administrator may from time to time determine.

      9.5 In the event that any Participants are found to be ineligible, that is, not members of a select group of management or highly compensated employees eligible to participate in a Top Hat Plan, according to a determination made by the United States Department of Labor, the Plan Administrator will take whatever steps it deems necessary, in its sole discretion, to equitably protect the interests of the affected Participants.

      9.6 No benefits under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer (otherwise than by will or the laws of descent and distribution), assignment, pledge, encumbrance, attachment or garnishment. The provisions of the Plan shall be binding upon and inure to the benefit of the Company and Participants and their respective successors, heirs, personal representatives, executors, administrators, and legatees. The Company's obligations under this Plan are not assignable or transferable except to (a) a corporation which acquires all or substantially all of the Company's assets or
(b) any corporation into which the Company may be merged or consolidated.

      9.7 The Company shall deposit all Deferral Amounts and contributions to Participant's 401(k) Match Subaccounts or any other portion of any of the Participant's Accounts into the Trust. All amounts under the Plan, including all investments purchased with such amounts and all income attributable thereto, shall remain (until made available to the Participant or Beneficiary) the property of the Company as provided under the Trust Agreement.

Notwithstanding any other provision in the Plan or a Participant's Enrollment Agreement to the contrary, any amount credited to a Participant's Account shall be paid from the Trust only to the extent that the Company is not financially insolvent at the time of such payment. Whether or not the Company is financially insolvent shall be determined by the Trustee in the Trustee's sole discretion based upon the standard for financial insolvency set forth in the Trust Agreement. Any benefits under the Plan represent an unfunded, unsecured promise by the Company to pay these benefits to the Participants when due. A Participant has no greater right to any assets in the Trust than the general creditors of the Company in the event that the Company shall become financially insolvent. Trust assets can be used to pay only benefits under the Plan or the claims of the Company's general creditors or the expenses of administering the Plan and Trust to the extent permitted under the terms of the Trust Agreement.

      9.8 The Plan, the Trust Agreement, the Participant's Enrollment Agreement, and any subsequently adopted amendment to any of these documents, shall constitute the total agreement or contract between the Employer and such Participant regarding the Plan. No oral statement regarding the Plan may be relied upon by the Participant. If there are any conflicts between the terms of the Plan and the Trust Agreement, and a Participant's Enrollment Agreement, the terms of the Plan and the Trust Agreement shall control.

      9.9 The terms and conditions of the Plan shall not be deemed to confer upon a Participant any right to continue in the employ of the Company or any Affiliate, or to continue acting as a non-employee director or consultant to the Company or any Affiliate. Such employment is hereby acknowledged to be an "at will" employment relationship that can be terminated at any time for any reason, with or without cause, unless expressly provided in a written employment agreement or expressly provided by law. Nothing in the Plan shall be deemed to give a Participant the right to be retained in the service of the Company or any of its Affiliates, or to interfere with the right of the Employer to discipline or discharge the Participant at any time.

      9.10 If a Participant becomes entitled to a distribution of benefits under the Plan, and if at such time the Participant has outstanding any debt, obligation, or other liability representing an amount owing to the Employer, then the Employer may offset such amount owed to it against the amount of benefits otherwise distributable. Such determination shall be made by the Plan Administrator.

      9.11 The Company shall be responsible for the payment of all benefits provided under the Plan. At its discretion, the Company may establish one or more trusts, with such Trustees as the Board or the Plan Administrator may approve, for the purpose of providing for the payment of such benefits. Such Trust or Trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company's creditors. To the extent any benefits provided under the Plan are actually paid from the Trust, the Company shall have no further obligation with respect thereto, but to the extent not so paid, such benefits shall remain the obligation of, and shall be paid by, the Company.

      9.12 The Plan is intended to constitute an "unfunded" plan of deferred compensation for Participants. Benefits payable hereunder shall be payable out of the general assets of the Company, and no segregation of any assets whatsoever for such benefits shall be made. With respect to any payments not yet made to a Participant, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.

      9.13 If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

      9.14 Any controversy or claim arising out of or relating to this Plan remaining unresolved after exhaustion of the procedures in Section 8.2 shall be settled exclusively by binding arbitration in Palo Alto, California, in accordance with the Arbitration Rules and Procedures of the Judicial Arbitration and Mediation Service ("JAMS"). The parties shall seek to agree upon appointment of the arbitrator and the arbitration procedures. If the parties are unable to reach such agreement, a single arbitrator shall be appointed pursuant to the JAMS Arbitration Rules and Procedures, and the arbitrator shall determine the arbitration procedures. Any award pursuant to such arbitration shall be included in a written decision which shall state the legal and factual reasons upon which the award was based, including all the elements involved in the calculation of any award of damages. Any such award shall be deemed final and binding and may be entered and enforced in any state or federal court of competent jurisdiction. The arbitrator shall interpret the Plan in accordance with the laws of California. Each party shall pay its own fees and expenses incurred in any arbitration under this Plan.

      9.15 Headings are inserted in this Plan for convenience of reference only and are to be ignored in the construction of the provisions of the Plan.

      9.16 All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

      9.17 Any notice or filing required or permitted to be given to the Plan Administrator under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the Plan Administrator or to such representatives as the Plan Administrator may designate from time to time. Such notice shall be deemed given as to the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

      9.18 This Plan shall be construed under the laws of the State of California, except to the extent that the laws of the State are preempted by ERISA.

      IN WITNESS WHEREOF, the Plan, as amended on January __, 2004 is hereby adopted by a duly authorized officer of Asyst Technologies, Inc. on this _____day of ___________, 2004.

                                    ASYST TECHNOLOGIES, INC..

                                    By:   ______________________________________

                                    Name: ______________________________________

                                    Title:______________________________________